EXHIBIT 4.2

FIRST AMENDMENT

TO THE

EQT CORPORATION

EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective as of January 1, 2015)

This First Amendment (the “First Amendment”) to the EQT Corporation Employee Savings Plan (As Amended and Restated Effective as of January 1, 2015) (the “Plan”) is made by EQT Corporation (the “Company”) and is effective as of the dates set forth below.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

W I T N E S S E T H:

WHEREAS, the Company previously adopted and presently maintains the Plan, which was most recently amended and restated effective January 1, 2015;

WHEREAS, on November 24, 2015, the Company submitted the Plan to the Internal Revenue Service (the “IRS”) for a favorable IRS determination letter;

WHEREAS, the IRS has requested that the Plan be amended to address certain minor and technical compliance changes required under the Internal Revenue Code of 1986, as amended (the “Code”) as follows:

(i)                                   clarify that the definition of the term “Highly Compensated Employee”, as found in Section 1.32 of the Plan, includes post severance compensation and certain other items required to be included in such definition under Section 415 of the Code;

(ii)           clarify that the special definition of the term “compensation”, as used in Section 4.6(b) of the Plan to determine the maximum amount of contributions allowed under the Plan, includes post severance compensation and certain other items required to be included in such definition under Section 415 of the Code; and

(iii)          include in Section 1.16 of the Plan the complete definition of the term “employer securities”, as provided in Section 409(l) of the Code, and to eliminate the incorporation into the Plan of such definition by reference to Section 409(l) of the Code;

WHEREAS, in addition, the Company now desires to further amend the Plan, effective as of the dates set forth therein, to:

(i)                                   clarify the rules for reinvestment of ESOP dividends in instances where a participant in the Plan is approved for and takes a hardship distribution from the Plan;

(ii)           clarify participation rules for leased employees; and

(iii)          provide full vesting for Participants who voluntarily terminate employment with the Company on March 31, 2016 and who thereby receive separation pay under the Enhanced Separation Pay and Voluntary Separation Plan.

WHEREAS, under Section 11.1 of the Plan, the Company reserved the right to amend the Plan at any time, including by action of the Company’s President and Chief Executive Officer or its Vice President & Chief Human Resources Officer, subject to certain limitations not applicable to this First Amendment.

NOW, THEREFORE, pursuant to Section 11.1 of the Plan, the Company hereby amends the Plan as follows:

Effective for limitation years (as defined in the Plan) beginning on or after July 1, 2007:

1.                                      Section 1.32 (“Highly Compensated Employee”) is amended by revising the second and third sentences therein, to read in their entirety as follows (new text underlined):

“The term ‘compensation’ for purposes of this Section shall be compensation as defined under Treas. Reg. Section 1.415(c)-2(d)(4) (i.e., Box 1 of Form W 2), increased by elective deferrals and other amounts that are not includible in federal gross income under Code Sections 125, 402(e)(3), 402(g)(3), 402(h), 403(b), 408, 457, and 132(f)(4).  For purposes of this Section, ‘compensation’ shall also include any amounts received as differential pay (as defined in Code Section 3401(h)(2)) paid to individuals in qualified military service (as defined in Code Section 414(u)(5)) and any post severance compensation (as defined in Section 4.6(b)) received during the determination year or look-back year.”

2.                                      Subsection (b) of Section 4.6 (“Maximum Contributions”) is amended as follows (new text underlined, deleted text stricken):

“For purposes of this Section, the ‘limitation year’, as defined in Treas. Reg. Section 1.415(j)-1, shall be the Plan Year, and ‘compensation’ shall have the meaning set forth in Treas. Reg. Section 1.415(c)-2(d)(4) (i.e., Box 1 of Form W 2) taking into account only amounts actually paid or made available during the limitation year (including any such amounts of post severance compensation, as defined herein), but increased by: (i) elective deferrals and other amounts that are not includible in federal gross income under Code Sections 125, 402(e)(3), 402(g)(3), 402(h), 403(b), 408, 457,~~and~~ 132(f)(4), and ~~by~~ any amounts received as differential pay (as defined in Code Section 3401(h)(2)) paid to individuals in qualified military service (as defined in Code Section 414(u)(5)).  For purposes of this Section, post severance compensation means: regular compensation for services during the Employee’s regular working hours; compensation for services outside the Employee’s regular working hours (such as overtime pay, commissions, bonuses, shift differential or similar payments); and, amounts for unused accrued bona fide sick, vacation or other approved leave actually paid or made available during the limitation year; provided, that (1) in the case of regular or other compensation, the payment would have been paid to the Employee prior to his or her severance from employment if the Employee had continued in employment with the Employer; (2) in the case of the types of unused leave recited above, the Employee would have been able to take the leave if the Employee had continued in employment with the Employer; and, (3) all such payments are paid to the Employee during the limitation year for which they are taken into account and by no more than two and one-half (2½) months after the Employee’s severance from employment.”

Effective January 1, 2015:

3.                                      Section 1.16 (Definition of “Company Stock”) is amended as follows (new text underlined, deleted text stricken):

“‘Company Stock’ means the voting common stock of EQT Corporation (a publicly traded company), and any successor in interest thereto, which is readily tradable on an established securities market.  It is intended ~~to~~ that, at all times and for all purposes, Company Stock be “employer securities” within the meaning of Code Section 409(l) and “qualifying employer securities” under the meaning of ERISA Section 407(d)(5).”

Effective as of January 1, 2016:

4.                                      Section 9.10 (“Hardship Distribution”) is amended by making the following additions to subparagraph (a) of the third paragraph thereof, to read, in their entirety, as follows (new text underlined):

“A distribution will be considered as necessary to satisfy an immediate and heavy financial need of the Participant only if:

(a)                                 The Participant has obtained all then available distributions (including distribution of any dividends available under Code Section 404(k) or Section 16.8 of the Plan), other than hardship distributions, and all nontaxable loans under all plans maintained by the Controlled Group.  For purposes of this Section 9.10(a) only, a Participant is treated as having obtained all available distributions of dividends under Code Section 404(k) or Section 16.8 of the Plan only if, at the time the hardship distribution is approved, such Participant has a valid election on file to receive in cash (or other available means of transfer, such as electronic funds transfer) any current or future dividend payment that has been approved by the Company and, subject to any standard administrative limits for required minimum distribution values, is available for the Participant to elect to receive under Section 16.8 of the Plan.  Future dividend payments, if any, approved or made available to Participants on any date following the date the hardship distribution is approved shall not be treated as being available as of the date of the hardship distribution.; or […]”

5.                                      Section 1.22 (Definition of “Employee”) is amended by making the following additions to the second paragraph thereof, to read, in pertinent part, as follows (new text underlined):

“‘Employee” shall include “leased employees” within the meaning of Code Section 414(n)(2).  Notwithstanding the foregoing, if such leased employees (determined without regard to this sentence) constitute less than twenty percent (20%) of the Controlled Group’s non highly compensated work force within the meaning of Code Section 414(n)(5)(C)(ii), then the term “Employee” shall not include those leased employees covered by a money purchase pension plan with a non-integrated employer contribution rate for each participant of at least 10% of compensation and with immediate participation and full, immediate vesting, as described in Code Section 414(n)(5)(B).  Anything in this definition to the contrary notwithstanding, no leased employee shall be eligible to participate in this Plan in any manner whatsoever unless the Board otherwise authorizes such participation.”

Effective as of March 31, 2016:

6.                                      Section 8.2 (“Vesting as to Matching Contributions and Retirement Contributions”) is amended by adding the following new sentence to the end of the second paragraph thereof to read in its entirety as follows:

“Notwithstanding anything in the Plan to the contrary, any Participant who terminates employment with the Company on March 31, 2016 and who thereby receives separation pay under the Enhanced Separation Pay and Voluntary Separation Plan, shall be 100% vested in the full value of the Participant’s Account attributable to Matching Contributions and Retirement Contributions, if any, that exist as of the date of termination of employment.”

7.                                      In all other respects, the provisions of the Plan are hereby ratified and confirmed, and they shall continue in full force and effect.  In order to maintain the terms of the Plan in a single document, this First Amendment may be incorporated into the most recent restatement of the Plan and the Table of Contents and any section references or cross-

references may be corrected and/or updated at any time.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer this 17th day of October, 2016.

ATTEST		EQT CORPORATION

By:	/s/ Kimberly L. Sachse	By:	/s/ Charlene Petrelli
	Kimberly L. Sachse Assistant Corporate Secretary		Charlene Petrelli Vice President & Chief Human Resources Officer